Exhibit 99.1

EXPEDIA GROUP ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

CEO Mark Okerstrom and CFO Alan Pickerill to Resign

Chairman Barry Diller and Vice Chairman Peter Kern to Oversee Executive Leadership Team While Board Determines the Long-term Leadership of the Company

Expedia Group Announces New 20 million Share Repurchase Authorization

SEATTLE, Wash., December 4, 2019 — Expedia Group, Inc. (NASDAQ: EXPE) today announced the resignation of Mark Okerstrom as CEO and a member of the Board of Directors and CFO Alan Pickerill, effective immediately.

Barry Diller, Chairman of the Board, and Vice Chairman Peter Kern, Director of Expedia, will oversee the company’s executive leadership team, managing day-to-day operations, while the Board determines the long-term leadership of the Company.

Eric Hart, the Company’s Chief Strategy Officer, will serve as acting CFO. Ariane Gorin, who most recently served as President of Expedia Partner Solutions, is being promoted and will have an expanded role as President, Expedia Business Services.

The Company also announced today a new share repurchase authorization for up to an additional 20 million shares of the Company’s common stock, which is in addition to the 9 million shares available under the Company’s existing authorization. Accordingly, the Company now has approximately 29 million shares available under its repurchase program.

Chairman Barry Diller said “Ultimately, senior management and the Board disagreed on strategy. Earlier this year, Expedia embarked on an ambitious reorganization plan with the goal of bringing our brands and technology together in a more efficient way. This reorganization, while sound in concept, resulted in a material loss of focus on our current operations, leading to disappointing third quarter results and a lackluster near-term outlook. The Board disagreed with that outlook, as well as the departing leadership’s vision for growth, strongly believing the Company can accelerate growth in 2020. That divergence necessitated a change in management. Mark Okerstrom is a talented executive and his 13 years of service to Expedia has greatly benefited the enterprise. The Board and I wish him the best for the future, as we do for Alan Pickerill.”

“I will be purchasing additional shares in the Company as a tangible sign of my faith in and commitment to Expedia’s long-term future,” added Diller.

Vice Chairman Peter Kern said, “While we share and understand the investment community’s unhappiness with our third quarter results and how 2019 has shaped up overall, we are keenly focused on the future and all of the opportunities ahead of us. We believe there is significant opportunity for Expedia to grow revenue and margins in what is a still a very dynamic online travel industry. The Company has an exceptionally strong and deep executive leadership team in place. Barry and I, as well as the entire Board, look forward to working closely with them in the period ahead, as well as over the long-term. Additionally, we intend to use our strong balance sheet to continue and amplify our stock repurchase program, given our belief that the market currently undervalues our company.”

Mr. Diller has been Chairman of the Board of Expedia Group since February 4, 2002 when IAC/InterActiveCorp (“IAC”) acquired a controlling interest in Expedia and has been Senior Executive of Expedia since the completion of the Company’s spin-off from IAC on August 9, 2005.

Mr. Kern has been a director of Expedia Group since 2005 and has served as Vice Chairman of Expedia Group since June 2018. Mr. Kern was most recently CEO and board member of Tribune Media Company and is Managing Partner of InterMedia Partners VII, LP, a private equity firm. Mr. Kern also serves as Chairman of Hemisphere Media Group, Inc., and is on the board of Trivago N.V.

About Expedia Group

Expedia Group (NASDAQ: EXPE) is the world’s travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™.

© 2019 Expedia, Inc. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

SOURCE Expedia Group

For further information:

Investor Relations:

Michael Senno

(425) 679-3759

ir@expedia.com

Media:

Sarah Gavin

Expedia Group

Email: sgavin@expediagroup.com

Phone: (425) 241-4225

Eric Kuo

Rubenstein

Email: ekuo@Rubenstein.com

Phone: (718) 753-8833

Expedia Group Media Line

Email: press@expedia.com

Phone: (425) 679-4317